Exhibit 99.1

ZEO ScientifiX to Host Live Educational Webinar for Healthcare Professionals Exploring the Southeast Regenerative Medicine Revolution

“One Year Later, Three States Stronger” program will examine lessons learned from Florida’s first year into their pioneering stem cell law and provide physicians from other states an insight of what to prepare for as their state stem cell therapy laws are enacted.

DAVIE, FLORIDA — July 1, 2026 — ZEO ScientifiX, Inc. (OTCQB: ZEOX) (“ZEO ScientifiX” or the “Company”), a biologics research and products company dedicated to advancing regenerative medicine and physician education, today announced that it will host a live virtual educational webinar for healthcare professionals, titled “One Year Later, Three States Stronger: The Southeast Regen Revolution,” on July 22, 2026, at 6:45 p.m. Eastern Time.

The webinar will explore what Florida’s first year has taught physicians, discuss the recent adoptions of similar stem cell laws in Tennessee and Georgia, and explore what these developments mean for healthcare providers as regenerative medicine continues to expand across the Southeast.

Designed to provide educational insights and practical perspectives, the program will explore lessons learned from Florida’s first year of implementation and examine the implications for physicians and healthcare providers as additional states continue to expand access to regenerative medicine.

Hosted by ZEO ScientifiX General Manager Sean Vega-Stanton, M.D., the webinar will feature a panel of experts offering scientific, medical, and regulatory perspectives on the rapidly evolving field. Featured speakers include Michael Bellio, Ph.D., Vice President of Research and Manufacturing; George Shapiro, M.D., Chief Medical Officer; and Edgar J. Asebey, Esq., Regulatory Counsel. Together, the panel will provide attendees with insights into the lessons learned during Florida’s first year and what physicians in other states need to know as access to regenerative medicine continues to expand.

As regenerative medicine continues to gain momentum across multiple specialties, ZEO ScientifiX remains committed to advancing physician education and supporting evidence-based discussions surrounding responsible innovation and clinical integration.

Healthcare professionals interested in attending may register here.

About ZEO ScientifiX (OTCQB: ZEOX)

ZEO ScientifiX, Inc. (OTCQB: ZEOX) is an SEC-reporting, clinical-stage biopharmaceutical company focused on the research, development, and manufacturing of regenerative biologics. Operating out of Nova Southeastern University’s Center of Collaborative Research, the Company translates emerging science into scalable clinical solutions. ZEO ScientifiX supplies clinicians seeking to drive clinical excellence and sustainable practice growth through its cutting-edge biologics and regenerative therapies. For more information, visit https://zeoscientifix.com.

Forward-Looking Statements

Certain statements contained in this press release should be considered forward-looking statements within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks and uncertainties. Although the Company believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks, and uncertainties, and these expectations may prove to be incorrect. Actual results could vary dramatically. ZEO has no intention and specifically disclaims any duty to update the information in this press release.

Media Contact

ZEO ScientifiX, Inc.
Karlista Maroney
Director of Growth Strategy
ir@zeoscientifix.com